UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

COMPUTER PROGRAMS AND SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-49796	74-3032373
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Wall Street, Mobile, Alabama 36695

(Address of principal executive offices, including zip code)

(251) 639-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On November 14, 2011 (the “Effective Date”), Computer Programs and Systems, Inc. (the “Company”) entered into a Real Estate Sales Agreement (the “Agreement”) with C.P. Investments, Inc. (the “Seller”), whereby, subject to certain conditions, the Seller has agreed to sell to the Company, and the Company has agreed to purchase from the Seller, the Company’s corporate headquarters campus in Mobile, Alabama (the “Property”) for an aggregate purchase price of $9,500,000, subject to certain prorations and adjustments at the closing (the “Purchase Price”). The Property consists of approximately 16.5 acres and 135,500 square feet of office space, which includes the Company’s main headquarter building (consisting of approximately 66,000 square feet of office and warehouse space), eleven additional smaller buildings (consisting of approximately 6,000 square feet of office space each) and an additional building (consisting of approximately 3,500 square feet of office space). The Company currently leases the Property from the Seller under eight separate lease agreements, each of which will be terminated as of the closing of the sale pursuant to the terms of the Agreement.

The Agreement contains customary representations, warranties and covenants, including a covenant by the Seller to permit the Company to conduct a due diligence review of the Property for a period of 60 days following the Effective Date (the “Due Diligence Period”). Closing under the Agreement shall occur on or before 30 days after the expiration of the Due Diligence Period, and is subject to certain conditions, including, among other things, delivery by the Seller of a title commitment for an owner’s title insurance policy. Accordingly, as of the date of this report, and until the closing of the transaction, there can be no assurance that the Company will acquire the Property.

Pursuant to the Agreement, the Company is required to pay the Purchase Price by making a $100,000 deposit (the “Earnest Money”) into an escrow account within three (3) business days of the Effective Date of the Agreement, with the balance of the Purchase Price payable at the closing.

The Agreement provides for certain termination rights for the Company and the Seller. The Company may terminate the Agreement (i) in its sole discretion at any time prior to the expiration of the Due Diligence Period; (ii) upon the Seller’s failure to satisfy any of the Company’s conditions to close prior to the closing; (iii) upon a breach of any representation or warranty of Seller prior to the closing; or (iv) if the sale and purchase of the Property is not consummated due to a breach or default of the Seller. If the Company terminates the Agreement on the occurrence of any of these events, the Earnest Money will be refunded to the Company. The Seller may terminate the Agreement if the sale and purchase of the Property is not consummated due to a breach or default of the Company. Upon such termination by the Seller, the Seller will retain the Earnest Money.

The Seller is a related party of the Company, as the stockholders of the Seller include an executive officer of the Company, Michael K. Muscat, Jr., and two of his siblings, each of whom owns a 10% equity interest in the Seller. Accordingly, pursuant to Nasdaq Stock Market Rules and the Company’s policy for the review and approval of related party transactions, the Audit Committee of the Board of Directors of the Company reviewed and approved the terms and conditions of the Agreement. The Audit Committee evaluated and considered a number of factors, including the financial benefit to the Company of owning instead of leasing the Property and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. After consideration and discussion of these factors, the Audit Committee concluded that the Agreement was fair to, and in the best interests of, the Company and its stockholders.

The Company anticipates paying the Purchase Price from cash on hand. As of October 31, 2011, the Company had approximately $35.3 million available in cash and investments (approximately $19 million of which was in cash). The Company anticipates an increase in annual earnings per share of approximately $0.06 as a result of the Company owning instead of leasing the Property.

The foregoing is only a summary of the Agreement and is qualified in its entirety by the text of the Agreement. You are urged to read the Agreement in its entirety for a more complete description of the terms and conditions of the Agreement. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Real Estate Sales Agreement, dated November 14, 2011, between C.P. Investments, Inc. and Computer Programs and Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER PROGRAMS AND SYSTEMS, INC.

Date: November 15, 2011	By:	/s/ David A. Dye
David A. Dye
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit

10.1	Real Estate Sales Agreement, dated November 14, 2011, between C.P. Investments, Inc. and Computer Programs and Systems, Inc.